Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-239422, No. 333-260543 and No.333-265887) on Form S-8 of our reports dated June 28, 2023, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited and the effectiveness of internal control over financial reporting.

/s/KPMG AZSA LLC

Tokyo, Japan
June 28, 2023